Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Peace Acquisition Corp (the “Company”) on Amendment No. 5 to Form S-1 of our report dated January 20, 2026 with respect to our audit of the Company’s financial statements as of December 31, 2025 and for the period from June 24, 2025 (inception) through December 31, 2025, which appears in this Registration Statement on Amendment No. 5 to Form S-1. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

April 15, 2026